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                                                                     EXHIBIT 9.1



                                VOTING AGREEMENT

     Agreement dated as of June 26, 1996 between Contran Corporation, a Delaware corporation (the "Principal Shareholder"), and DeSoto, Inc., a Delaware corporation ("DeSoto"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

     In consideration of the execution by DeSoto of the Agreement and Plan of Reorganization dated as of June 26, 1996 (the "Merger Agreement") between Keystone Consolidated Industries, Inc., a Delaware corporation ("Keystone"), and DeSoto, and other good and valuable consideration, receipt of which is hereby acknowledged, the Principal Shareholder and DeSoto hereby agree as follows:

     1. Representations and Warranties of Principal Shareholder. The Principal Shareholder hereby represents and warrants to DeSoto as follows:

         (a) Title. As of the date hereof, the Principal Shareholder owns of record 3,126,533 shares of Common Stock ("Common Stock"), par value $1 per share, of Keystone (the shares so owned being referred to as the "Shares"). The Shares represent approximately 55% of the total voting power of Keystone's capital stock as of the date hereof.

         (b) Right to Vote. The Principal Shareholder has full legal power, authority and right to vote all Shares in favor of approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the authorization of the issuance of shares of Common Stock to holders of the common stock of DeSoto in the Merger, without the consent or approval of, or any other action on the part of, any other person or entity. Without limiting the generality of the foregoing, except for this Agreement, the Principal Shareholder has not entered into any voting agreement with any person or entity with respect to any of the Shares, granted any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any person or entity, in each such case having the effect of limiting or affecting the Principal Shareholder's legal power, authority or right to vote the Shares in favor of the approval and adoption of the Merger Agreement or any of the transactions contemplated by the Merger Agreement, including the authorization of the issuance of shares of Common Stock to holders of the common stock of DeSoto in the Merger.

         (c) Authority. The Principal Shareholder has full legal power, authority and right to execute and deliver, and to perform its obligations under, this Agreement. This Agreement has been duly executed and delivered by the Principal Shareholder and constitutes a valid and binding agreement of the Principal Shareholder

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enforceable against the Principal Shareholder in accordance with its terms, subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and
(ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity). As of the date of the Keystone shareholders meeting to vote on approval and adoption of the Merger Agreement and, to the extent submitted to shareholders for approval, the transactions contemplated by the Merger Agreement, including any adjournment or postponement thereof (the "Keystone Shareholders Meeting"), except for this Agreement, the Principal Shareholder will have full legal power, authority and right to vote all Shares in favor of the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the issuance of Common Stock to DeSoto stockholders, without the consent or approval of, or any other action on the part of, any other person or entity. From and after the date hereof, the Principal Shareholder will not commit any act that could restrict or otherwise affect such legal power, authority and right to vote all Shares in favor of the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the issuance of Common Stock to DeSoto stockholders. Without limiting the generality of the foregoing, from and after the date hereof the Principal Shareholder (other than this Agreement) will not enter into any voting agreement with any person or entity with respect to any of the Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any agreement or arrangement limiting or affecting the Principal Shareholder's legal power, authority or right to vote the Shares in favor of the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the issuance of Common Stock to DeSoto stockholders.

         (d) Conflicting Instruments; No Transfer. Neither the execution and delivery of this Agreement nor the performance by the Principal Shareholder of its agreements and obligations hereunder will result in any breach or violation of or be in conflict with or constitute a default under any term of (i) any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which the Principal Shareholder is a party or by which the Principal Shareholder (or any of its assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or affect the Principal Shareholder's ability to cast the votes represented by its Shares at the Keystone Shareholders Meeting or (ii) the Certificate of Incorporation of Keystone.

         (e) Notwithstanding any provision of this Agreement, the pledge of the Shares by Contran existing as of the date of this Agreement shall not constitute a default under this Agreement.





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     2.  Representations and Warranties of DeSoto.  DeSoto hereby represents and warrants to the Principal Shareholder that this Agreement (along with DeSoto's obligations under this Agreement) has been duly authorized by all necessary corporate action on its part, has been duly executed and delivered by DeSoto and is a valid and binding agreement of DeSoto enforceable against DeSoto in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and the rights of creditors of insurance companies generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

     3. Restriction on Transfer. The Principal Shareholder agrees that it will not, and will not agree to, sell, assign, dispose of, encumber, mortgage, hypothecate or otherwise transfer (collectively, "Transfer") any Shares or any options, warrants or other rights to acquire Common Stock to any person or entity; provided that, notwithstanding the foregoing, the Principal Shareholder shall be permitted to Transfer Shares to any person if prior to and as a condition of such Transfer such person agrees in writing to be bound by the terms of this Agreement, including but not limited to, the obligation to vote such Shares in accordance with Section 4 hereof.

     4. Agreement to Vote of Principal Shareholder. The Principal Shareholder hereby irrevocably and unconditionally agrees to vote or to cause to be voted all Shares at the Keystone Shareholders Meeting and at any adjournment thereof where such matters arise in favor of the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the issuance of Common Stock to DeSoto stockholders.

     5. Action in Principal Shareholder Capacity Only. The Principal Shareholder makes no agreement or understanding herein as director or officer of Keystone. The Principal Stockholder signs solely in its capacity as a recordholder and beneficial owner of the Shares, and nothing herein shall limit or affect any actions taken by any officer or director of Keystone in his capacity as such.

     6. Invalid Provisions. If any provision of this Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without it affecting the remaining provisions of this Agreement.

     7. Executed in Counterparts. This Agreement may be executed in counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.



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     8.  Specific Performance.  The parties hereto agree that if for any reason the Principal Shareholder fails to perform any of his agreements or obligations under this Agreement irreparable harm or injury to DeSoto would be caused for which money damages would not be an adequate remedy. Accordingly, the Principal Shareholder agrees that, in seeking to enforce this Agreement against the Principal Shareholder, DeSoto shall be entitled to specific performance and injunctive and other equitable relief.

     9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

     10. Amendments; Termination. (a) This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

          (b) The provisions of this Agreement shall terminate upon the earlier to occur of (i) the consummation of the Merger and (ii) the termination of the Merger Agreement.

          (c) For purposes of this Agreement, the term "Merger Agreement" includes the Merger Agreement, as the same may be modified or amended from time to time; provided that no such amendment or modification amends or modifies the Merger Agreement in a manner such that the Merger Agreement, as so amended or modified, is less favorable to the Principal Shareholder in any material respect than is the Merger Agreement in effect on the date hereof.

     11. Additional Shares. If, after the date hereof, the Principal Shareholder acquires direct ownership of any shares of Common Stock (any such shares, "Additional Shares"), including, without limitation, upon exercise of any option, warrant or right to acquire Common Stock or through any stock dividend or stock split, the provisions of this Agreement (other than those set forth in Section 1) applicable to Shares shall be applicable to such Additional Shares as if such Additional Shares had been Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any person or entity immediately upon the acquisition by the Principal Shareholder of direct ownership of such Additional Shares.

     12. Action by Written Consent. If, in lieu of the Keystone Shareholders Meeting, shareholder action in respect of the Merger Agreement or any of the transactions contemplated by the Merger Agreement is taken by written consent, the provisions of this Agreement imposing obligations in respect of or in connection with the Keystone Shareholders Meeting shall apply mutatis mutandis to such action by written consent.




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     13.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of DeSoto (in the case of the Principal Shareholder or any of its permitted assigns) or the Principal Shareholder (in the case of DeSoto or any of its permitted assigns). Without limiting the scope or effect of the restrictions on Transfer set forth in Section 3 hereof, the Principal Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise.

     14. Notices. All notices and other communications pursuant to this Agreement shall be delivered personally, by telecopy, by certified or registered mail or by courier at the addresses set forth below (or such other address specified by such person) and shall be deemed given at the time of delivery.

                  If to Contran:

                                  Contran Corporation
                                  5430 LBJ Freeway
                                  Suite 1700
                                  Dallas, Texas  75240
                                  Attention:  General Counsel


                 with a copy to:

                                  Rogers & Hardin
                                  2700 Cain Tower
                                  227 Peachtree Street N.E.
                                  Atlanta, Georgia  30303
                                  Attention:     Alan Leet


                 If to DeSoto:

                                  DeSoto, Inc.
                                  101 East 52nd Street
                                  New York, New York  10022
                                  Attention:  William Spier

                 with a copy to:

                                  Fried, Frank, Harris, Shriver & Jacobson




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                                  One New York Plaza
                                  New York, New York  10004
                                  Attention:  Peter Golden, Esq.

     15. Integration. This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this 26th day of June, 1996.

                                    CONTRAN CORPORATION

                                    By:
                                       -----------------------------------
                                    Name:
                                    Title:


                                    DESOTO, INC.


                                    By:
                                       -----------------------------------
                                    Name:
                                    Title:


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